Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALLIANCE ONE INTERNATIONAL, INC.

(Exact name of registrant, as specified in its charter)

Virginia	54-1746567
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer) Identification No.)

8001 Aerial Center Parkway

Morrisville, North Carolina 27560-8417

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (919) 379-4300

AMENDED AND RESTATED ALLIANCE ONE INTERNATIONAL, INC. 2007 INCENTIVE PLAN

(Full title of the plan)

Henry C. Babb

Senior Vice President - Chief Legal Officer and Secretary

Alliance One International, Inc.

8001 Aerial Center Parkway

Morrisville, North Carolina 27560-8417

(Name and address of agent for service)

(919) 379-4300

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common stock (no par value)	3,300,000 (1)	$3.965 (2)	$13,084,500 (2)	$731

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also relates to an indeterminate number of additional shares of common stock issuable with respect to the shares registered hereunder in the event of a stock split, stock dividend or other similar transaction.
(2)	In accordance with Rule 457(h)(1) of the Securities Act, the price for the shares is computed on the basis of the average high and low prices for the common stock of Alliance One International, Inc. on August 25, 2009 as reported on the New York Stock Exchange.

INCORPORATION BY REFERENCE

The registration statement registers 3,300,000 additional shares of common stock of Alliance One International, Inc. (the “Corporation”), under the Amended and Restated Alliance One International 2007 Incentive Plan. Shares for this Plan have previously been registered on Form S-8 (Registration No. 333-153021), the contents of which are hereby incorporated by reference.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document (which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

EXPLANATORY NOTE

Effective April 1, 2009, the Corporation adopted Statement of Financial Accounting Standards (SFAS) 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51 (SFAS 160), as described more fully in Note 1 to the unaudited interim consolidated financial statements included in the Corporation’s Quarterly Report on Form 10-Q for the period ended June 30, 2009. The adoption of SFAS 160 did not have a material impact on the Corporation’s financial condition, results of operations or cash flows. However, it did impact the presentation and disclosure of noncontrolling (minority) interests in the Corporation’s consolidated financial statements. As a result of the retrospective presentation and disclosure requirements of SFAS 160, the Corporation will be required to reflect the change in presentation and disclosure for all periods presented in future filings.

The principal effect on the prior year balance sheets related to the adoption of SFAS 160 is summarized as follows:

	March 31,
Balance Sheets	2009	2008
	(in thousands)
Equity, as previously reported	$326,661	$211,467
Increase for SFAS 160 reclass of non-controlling interest	4,119	3,623

Equity, as adjusted	$330,780	$215,090

Additionally, the adoption of SFAS 160 had the effect of reclassifying net income attributable to noncontrolling interests in the consolidated statement of operations from income (loss) from continuing operation to a separate line item. SFAS 160 also requires that net income be adjusted to include the net income attributable to the noncontrolling interests, and a new separate caption for net income attributable to Alliance One be presented in the consolidated statement of operations. Thus, after adoption of SFAS 160 net income will increase by $0.679 million, $0.368 million, and $0.653 million for the fiscal years ended March 31, 2009, 2008, and 2007, respectively and net income attributable to Alliance One will be equal to net income as previously reported prior to the adoption of SFAS 160.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Corporation certifies that it has reasonable grounds to believe it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Morrisville, State of North Carolina, on August 27, 2009.

ALLIANCE ONE INTERNATIONAL, INC.

By:	/s/ Robert A. Sheets
Robert A. Sheets
Executive Vice President-Chief Financial Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Robert E. Harrison	Chairman, Chief Executive Officer and President (Principal Executive Officer)	August 27, 2009
Robert E. Harrison

/s/ Robert A. Sheets	Executive Vice President-Chief Financial Officer (Principal Financial Officer)	August 27, 2009
Robert A. Sheets

/s/ Hampton R. Poole, Jr.	Vice President-Controller	August 27, 2009
Hampton R. Poole, Jr.	(Principal Accounting Officer)

/s/ C. Richard Green, Jr.	Director	August 27, 2009
C. Richard Green, Jr.*

/s/ John M. Hines	Director	August 27, 2009
John M. Hines*

/s/ Nigel G. Howard	Director	August 27, 2009
Nigel G. Howard*

/s/ Mark W. Kehaya	Director	August 27, 2009
Mark W. Kehaya*

/s/ Joseph L. Lanier, Jr.	Director	August 27, 2009
Joseph L. Lanier, Jr.*

/s/ B. Clyde Preslar	Director	August 27, 2009
B. Clyde Preslar*

/s/ Norman A. Scher	Director	August 27, 2009
Norman A. Scher*

/s/ William S. Sheridan	Director	August 27, 2009
William S. Sheridan*

/s/ Martin R. Wade III	Director	August 27, 2009
Martin R. Wade III*

*By:	/s/ Robert A. Sheets
(Robert A. Sheets, Attorney-in-Fact)

EXHIBIT INDEX

Exhibit Number	Description
4.1	Amended and Restated Alliance One International, Inc. 2007 Incentive Plan, incorporated by reference to Appendix A to the definitive proxy statement of Alliance One International, Inc. filed on July 10, 2009 (SEC File No. 1-3684)

4.2	Amended and Restated Articles of Incorporation of Alliance One International, Inc., incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K, filed May 19, 2005 (SEC File No. 1-3684)

4.3	Fourth Amended and Restated Bylaws of Alliance One International, Inc., incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K, filed June 3, 2008 (SEC File No. 1-3684)

4.4	Specimen of Common Stock certificate incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-8, filed June 3, 2005 (SEC File No. 333-125473)

5	Opinion of Robinson, Bradshaw & Hinson, P.A.

23.1	Consent of Robinson, Bradshaw & Hinson, P.A. (contained in Exhibit 5)

23.2	Consent of Deloitte & Touche LLP

24.1	Power of Attorney of C. Richard Green, Jr.

24.2	Power of Attorney of John M. Hines

24.3	Power of Attorney of Nigel G. Howard

24.4	Power of Attorney of Mark W. Kehaya

24.5	Power of Attorney of Joseph L. Lanier, Jr.

24.6	Power of Attorney of B. Clyde Preslar

24.7	Power of Attorney of Norman A. Scher

24.8	Power of Attorney of William S. Sheridan

24.9	Power of Attorney of Martin R. Wade III